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[CHARTER COMMUNICATIONS LOGO]


                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                       CHARTER COMMUNICATIONS' ACQUISITION
                     OF FALCON COMMUNICATIONS, L.P. IS FINAL

ST. LOUIS, MO, NOVEMBER 15, 1999 -- Charter Communications (Nasdaq: CHTR) announced that it completed the acquisition of cable televisions systems owned by Falcon Communications, L.P on Friday, Nov. 12. Charter acquired Falcon in a cash and stock transaction valued at approximately $3.6 billion. Falcon's cable television operations pass approximately 1.6 million homes and serve approximately 1 million subscribers with its largest concentrations of customers in California and the Pacific Northwest, Missouri, North Carolina, Alabama and Georgia.

Charter Communications is a Wired World(TM) company offering a full range of traditional cable television services. The company has also begun to offer services including digital cable television, high-speed Internet access and paging and is introducing interactive video programming. All of these services are important steps toward the realization of the Wired World vision where cable's ability to transmit voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace. Charter is the fourth largest operator of cable television systems in the United States, serving approximately 6.2 million customers, after giving effect to a pending acquisition. The chairman of Charter Communications is Paul G. Allen. Jerald L. Kent is the company's president and CEO. More information about Charter can be accessed on the Internet at www.chartercom.com.

FOR FURTHER INFORMATION, CONTACT:
Media: Anita Lamont


                  Charter Communications, Inc.
                  314/543-2215
                  www.alamont@chartercom.com
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